                                                                      EXHIBIT 11

                            THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           SECOND QUARTER ENDED         YEAR TO DATE ENDED
                                  JUNE 30                     JUNE 30
                         --------------------------  --------------------------
                             1997          1996          1997          1996
                         ------------  ------------  ------------  ------------
PRIMARY
Average shares
 outstanding............   96,469,193   103,925,394    95,212,741   104,575,697
Dilutive stock options
 based on the treasury
 stock method using
 average market price...    2,512,129     3,489,907     2,541,685     2,985,507
                         ------------  ------------  ------------  ------------
  Total.................   98,981,322   107,415,301    97,754,426   107,561,204
                         ============  ============  ============  ============
Net income.............. $     65,986  $     46,023  $    111,219  $     72,060
                         ============  ============  ============  ============
Preferred dividend
 requirements........... $     (8,266) $    (10,911) $    (19,177) $    (21,822)
                         ============  ============  ============  ============
Earnings applicable to
 common shareholders.... $     57,720  $     35,112  $     92,042  $     50,238
                         ============  ============  ============  ============
Primary earnings per
 common share........... $        .58  $        .33  $        .94  $        .47
                         ============  ============  ============  ============
FULLY DILUTED
Average shares
 outstanding............   96,469,193   103,925,394    95,212,741   104,575,697
Common shares assumed
 issued upon conversion
 of Series B preferred
 stock..................       48,853     7,789,276     2,235,078     7,789,276
Common shares assumed
 issued upon conversion
 of LYONs...............    2,465,692                   1,239,657
Dilutive stock options
 based on the treasury
 stock method using
 market price at the
 close of the period, if
 higher than average
 market price...........    2,512,129     3,628,698     2,641,680     3,628,698
                         ------------  ------------  ------------  ------------
  Total.................  101,495,867   115,343,368   101,329,156   115,993,671
                         ============  ============  ============  ============
Net income.............. $     65,986  $     46,023  $    111,219  $     72,060
                         ============  ============  ============  ============
Preferred dividend
 requirements........... $     (8,236) $     (8,236) $    (16,472) $    (16,472)
                         ============  ============  ============  ============
Interest expense on
 LYONs, net of tax...... $      1,146                $      1,146
                         ============                ============
Earnings applicable to
 common shareholders.... $     58,896  $     37,787  $     95,893  $     55,588
                         ============  ============  ============  ============
Fully diluted earnings
 per common share....... $        .58  $     *       $     *       $     *
                         ============  ============  ============  ============

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*  Antidilutive